Exhibit 99.1

PRESS RELEASE

Nokia-Intellisync Merger Receives Stockholder Approval

SAN JOSE, CA, January 31, 2006 – Intellisync Corporation (Nasdaq: SYNC), the leader in platform-independent wireless messaging and mobile software, today announced that its stockholders have adopted the merger agreement pursuant to which Jupiter Acquisition Corporation will be merged with and into Intellisync, with Intellisync continuing as the surviving corporation and as a wholly-owned subsidiary of Nokia.

This action represents another significant step in completing the merger. The companies announced on November 16, 2005, a definitive agreement for Nokia to acquire Intellisync Corporation common stock for $5.25 per share in an all-cash transaction with an enterprise value of approximately $430 million (on a fully diluted basis as of the time of announcement). Today’s vote adds to the momentum for final closure of the transaction expected in calendar Q1 2006.

“This vote of support by our stockholders represents a key milestone in the merger approval process,” said Woodson ‘Woody’ Hobbs, Intellisync President and Chief Executive Officer. “We believe the merger will bring together some of the industry’s strongest software brands and most ubiquitous technologies for creating, managing and delivering compelling content and experiences across multiple operating systems and devices.”

ABOUT INTELLISYNC CORPORATION

Intellisync Corporation (Nasdaq: SYNC), the leader in platform-independent wireless messaging and mobile software, develops and markets carrier-grade and enterprise-class wireless email and mobile platforms to large enterprises, mobile operators, software providers and device manufacturers. Intellisync has won the mobility industry’s top awards by providing seamless synchronization, secure wireless email, device control and mobility management software that connects nearly every device, data source and application available. Some of the largest global corporations and carriers have selected Intellisync as their mobility solution standard.  For more information, please visit www.intellisync.com.

LEGAL DISCLOSURE

The forward-looking statements above in this news release, including but not limited to statements related to the pending merger with Nokia, potential combined product offerings by Nokia following completion of the transaction, and the future growth of the Company, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include uncertainties related to the effect of continued

weakness of general economic factors on the overall demand for our products and services, the seasonality of the Company’s business, the failure to receive regulatory approval for the merger, margin erosion, market shrinkage, economic uncertainty related to terrorism, the conflict in the Middle East, the overall condition of the global economies, the timely introduction, availability and acceptance of new products, professional services and upgrades, the impact of competitive products and pricing, market acceptance of Intellisync’s products, as well as additional risk factors, as discussed in the “Risk Factors” section of Intellisync Corporation’s Annual Report on Form 10-K for the year ended July 31, 2005 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Intellisync has filed a proxy statement on Schedule 14A in connection with the merger, and Intellisync has mailed a proxy statement to its stockholders containing information about the merger.  Investors and security holders are urged to read the proxy statement carefully.  The proxy statement contains important information about Intellisync, Nokia, the merger and related matters.  Investors and security holders can obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov, and by going to Intellisync’s Investor Relations page on its corporate website at www.intellisync.com/investors/.

Intellisync, the Intellisync logo, are trademarks of Intellisync Corporation that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.